electroCore Announces Fourth Quarter and Full Year 2023 Financial Results

Record full year 2023 net sales of $16.0 million increased 87% over $8.6 million for the full year 2022

Company to host conference call and webcast today, March 13, 2024 at 4:30pm EST

ROCKAWAY, NJ, March 13, 2024 (GLOBE NEWSWIRE) -- electroCore, Inc. (Nasdaq: ECOR) (the “Company”), a commercial-stage bioelectronic medicine and wellness company, today announced fourth quarter and full year 2023 financial results.

Fourth Quarter 2023 and Recent Highlights

•	Reported record full year of 2023 revenue of $16.0 million, an increase of approximately 87% over full year of 2022
•	Record revenue in the fourth quarter of 2023 of $5.2 million, an increase of approximately 103% over the fourth quarter of 2022

Fourth Quarter and Full Year 2023 Financial Results

For the year ended December 31, 2023, electroCore reported net sales of $16.0 million, compared to $8.6 million during the same period of 2022, which represents an approximately 87% increase over the prior year. The increase of $7.4 million is due to an increase in net sales across major channels including our prescription gammaCore medical devices sold in the U.S. and abroad; and revenue from the sales of our nonprescription general well-being and human performance Truvaga and TAC-STIM products.

	Three months ended				Year ended
(in thousands)	December 31,				December 31,
Channel	2023	2022	% Change		2023	2022	% Change
Rx gammaCore – VA/DoD	$3,113	$1,539	102%		$9,636	$5,099	89%
Rx gammaCore – U.S. Commercial	483	489	(1%	)	1,797	1,735	4%
Outside the United States	523	429	22%		1,821	1,618	13%
Truvaga	323	15	*		1,027	15	*
TAC-STIM	749	88	*		1,749	125	*
	$5,191	$2,560	103%		$16,030	$8,592	87%

* not applicable

Gross profit for the full year of 2023 was $13.2 million as compared to $7.0 million for the full year of 2022. Gross margin was 83% and 81% for the years ended December 31, 2023 and 2022, respectively.

Total operating expenses for the full year of 2023 were approximately $32.5 million, as compared to $29.9 million for the full year of 2022.

Research and development expense for the full year of 2023 was $5.3 million as compared to $5.5 million for the full year of 2022. This decrease in research and development expense was due to a decrease in compensation associated with cost cutting measures effected April 1, 2023, offset by targeted investments to support the future iterations of our therapy delivery platform, including the use of our intellectual property around the delivery of smart phone-integrated and smart phone-connected non-invasive therapies.

Selling, general and administrative expense for the full year of 2023 was $27.2 million as compared to $24.3 million for the full year of 2022. This increase was due to greater variable selling and marketing costs consistent with our increase in sales and severance charges, offset by decreases in insurance and stock-based compensation expenses.

GAAP net loss for the full year of 2023 was $18.8 million, as compared to the $22.2 million net loss for the full year of 2022.

Adjusted EBITDA net loss in the fourth quarter of 2023 was a loss of $2.9 million as compared to a loss of $4.7 million in the fourth quarter of 2022. Adjusted EBITDA net loss for the full year of 2023 was a loss of $15.4 million, as compared to an adjusted EBITDA net loss of $19.0 million for the full year of 2022.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, write-off of right of use operating lease, inventory reserve charges, legal fees associated with stockholders’ litigation, and provision/benefit from income taxes. A reconciliation of GAAP net loss to Non-GAAP adjusted EBITDA net loss has been provided in the financial statement tables included in this press release.

Net cash used in operating activities for the full year ended December 31, 2023 was $14.7 million, as compared to $16.6 million for the full year of 2022.

Cash, cash equivalents and restricted cash at December 31, 2023, totaled approximately $10.6 million, as compared to approximately $18.0 million as of December 31, 2022. In July 2023, the Company raised net proceeds of approximately $7.5 million through a registered direct offering and concurrent private placements priced “at the market” under NASDAQ rules.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today, March 13, 2024, beginning at 4:30 pm EST.

Investors interested in listening to the conference call or webcast may do so by dialing 877-407-8835 for domestic callers or 201-689-8779 for international callers, using conference ID: 13744117, or connecting to the Web at: https://event.choruscall.com/mediaframe/webcast.html?webcastid=ISZCGFO3. An archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine and wellness company dedicated to improving health through its non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its general wellness Truvaga and TAC-STIM products and other new products and markets, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, TAC-STIM™, and Truvaga™, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:

ECOR Investor Relations

(973) 302-9253

investors@electrocore.com

electroCore, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$5,191	$2,560	$16,030	$8,592
Cost of goods sold	1,100	640	2,804	1,616
Gross profit	4,091	1,920	13,226	6,976
Operating expenses
Research and development	1,108	1,628	5,321	5,520
Selling, general and administrative	6,941	6,209	27,174	24,330
Total operating expenses	8,049	7,837	32,495	29,850
Loss from operations	(3,958)	(5,917)	(19,269)	(22,874)
Other (income) expense
Interest and other income	(135)	(142)	(433)	(287)
Other expense	184	1	184	6
Total other income	49	(141)	(249)	(281)
Loss before income taxes	(4,007)	(5,776)	(19,020)	(22,593)
(Provision) Benefit from income taxes	(25)	(14)	186	431
Net loss	$(4,032)	$(5,790)	$(18,834)	$(22,162)
Net loss per share of common stock - Basic and Diluted	$(0.61)	$(1.22)	$(3.42)	$(4.69)
Weighted average number of common shares outstanding - Basic and Diluted	6,616	4,744	5,515	4,729

All common stock share and per share data reflects the reverse stock split effective February 15, 2023.

electroCore, Inc.

Consolidated Balance Sheet Information

(in thousands)

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$10,331	$17,712
Restricted cash	$250	$250
Total assets	$16,102	$24,756
Current liabilities	$8,123	$7,045
Total liabilities	$8,660	$7,670
Total equity	$7,442	$17,086

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBITDA net loss because it believes this measure is a useful indicator of its operating performance. Management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by gains and charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.

The Company defines adjusted EBITDA net loss as GAAP net loss, adjusting to exclude non-operating gains/losses, depreciation and amortization, stock-compensation expense, write-off of right of use operating lease, inventory reserve charges, legal fees associated with stockholders’ litigation, and provision/benefit from income taxes. A reconciliation of GAAP net loss to Non-GAAP adjusted EBITDA net loss is provided in the financial statement table below.

	Three months ended		Year ended
	December 31,		December 31,
(in thousands)	2023	2022	2023	2022
GAAP net loss	$(4,032)	$(5,790)	$(18,834)	$(22,162)
Depreciation and amortization	227	148	962	548
Stock-based compensation	400	587	1,698	2,682
Inventory reserve charge	424	217	682	217
Severance and other related charges	19	-	464	-
Legal fees associated with stockholders’ litigation	8	251	50	400
Interest and other income / expense	49	(141)	(249)	(281)
Provision (benefit) from income taxes	25	14	(186)	(431)
Adjusted EBITDA net loss	$(2,880)	$(4,714)	$(15,413)	$(19,027)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are: (i) the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available; (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; (iii) the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and (iv) the non-GAAP measure does not reflect changes in, or cash requirements for working capital needs; other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss differently, effectively reducing its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and other GAAP results. A reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss has been provided in the preceding financial statements table of this press release.